As filed with the Securities and Exchange Commission on September 17, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NUPATHE INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2218246

(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

227 Washington Street, Suite 200
Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)
2010 Omnibus Incentive Compensation Plan
         2010 Employee Stock Purchase Plan
(Full title of the plan)
Jane H. Hollingsworth
Chief Executive Officer
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428
(Name and address of agent for service)

(484) 567-0130
(Telephone number, including area code, of agent for service)

Copies to:

Suzanne Hanlon, Esq.	Michael N. Peterson, Esq.
V.P. Administration, General Counsel, Secretary	James W. McKenzie, Jr., Esq.
NuPathe Inc.	Morgan, Lewis & Bockius LLP
227 Washington Street, Suite 200	1701 Market Street Philadelphia, PA 19103-2921
Conshohocken, Pennsylvania 19428	(215) 963-5000
(484) 567-0130
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share	Price	Registration Fee
Common Stock, $0.001 par value per share	527,808 shares (2)	$7.88 (4)	$4,159,127.04 (4)	$296.55
Common Stock, $0.001 par value per share	1,326,958 shares (3)	$4.09 (5)	$5,427,258.22 (5)	$386.97
Total	1,854,766 shares			$683.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents (i) 403,041 shares of common stock, $0.001 par value (“Common Stock”) available for future issuance under the 2010 Omnibus Incentive Compensation Plan, and (ii) 124,767 shares of Common Stock issuable under the 2010 Employee Stock Purchase Plan.

(3)	Represents 1,326,958 shares of Common Stock subject to outstanding stock option awards. To the extent shares of Common Stock are subject to outstanding awards and such outstanding awards are forfeited, cancelled or terminated (other than by exercise) from and after the effective date of the 2010 Incentive Compensation Plan, such shares of Common Stock will be available for future issuance under the 2010 Incentive Compensation Plan.

(4)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on the Nasdaq Global Market, on September 15, 2010.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 1,326,958 shares of Common Stock reserved for issuance upon the exercise of outstanding stock option awards, the Proposed Maximum Offering Price Per Share is $4.09 per share, which is the weighted average exercise price of the outstanding stock option awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by NuPathe Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(1)	The Registrant’s Prospectus filed with the Commission on August 6, 2010, pursuant to Rule 424(b) of the Securities Act, as part of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-166825), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on September 14, 2010;
(3)	The Registrant’s Current Report on Form 8-K filed on August 12, 2010; and
(4)	The description of the Registrant’s shares of common stock, $0.001 par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 29, 2010 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for purposes of updating such description.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts. The financial statements of the Registrant as of December 31, 2008 and 2009, for each of the years in the three-year period ended December 31, 2009 and the period from January 7, 2005 (inception) through December 31, 2009, have been incorporated by reference herein from the Registrant’s Registration Statement on Form S-1 (File No. 333-166825) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 financial statements contains an explanatory paragraph that states that the Registrant has incurred recurring losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
To the extent that KPMG LLP audits and reports on the financial statements of the Registrant issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in this Registration Statement in reliance upon said firm’s report and said authority.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.
The Registrant’s restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as a director or officer of the Registrant.
The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify other of its employees and agents, to the fullest extent permitted by the DGCL. The Registrant’s bylaws also provide that the Registrant may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of such person’s actions in connection with their services to us, regardless of whether the bylaws permit such indemnification.
The Registrant has entered into separate indemnification agreements with its directors in addition to the indemnification provided for in its bylaws. These indemnification agreements provide, among other things, that the Registrant will indemnify its directors for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director in any claim, action or proceeding arising in his or her capacity as a director of the Registrant or in connection with service at the Registrant’s request for another corporation or entity.
The Registrant has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.
Item 9. Undertakings.
(A)The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Conshohocken, Commonwealth of Pennsylvania, on the 17th day of September, 2010.

NUPATHE INC.
By:	/s/ Jane H. Hollingsworth
	Name:	Jane H. Hollingsworth
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person in so signing also constitutes and appoints Jane H. Hollingsworth and Keith A. Goldan or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jane H. Hollingsworth Jane H. Hollingsworth	Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2010

/s/ Keith A. Goldan Keith A. Goldan	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2010

/s/ Wayne P. Yetter Wayne P. Yetter	Chairman of the Board	September 17, 2010

/s/ Michael Cola Michael Cola	Director	September 17, 2010

/s/ Jeanne Cunicelli Jeanne Cunicelli	Director	September 17, 2010

/s/ Michael C. Diem Michael C. Diem, M.D.	Director	September 17, 2010

/s/ Richard S. Kollender Richard S. Kollender	Director	September 17, 2010

/s/ Gary J. Kurtzman Gary J. Kurtzman, M.D.	Director	September 17, 2010

/s/ Robert P. Roche, Jr. Robert P. Roche, Jr.	Director	September 17, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of NuPathe Inc. (1)
4.2	Bylaws of NuPathe Inc. (1)
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of KPMG LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith)
24.1	Power of Attorney (included on signature pages hereto)
99.1	2010 Omnibus Incentive Compensation Plan (2)
99.2	2010 Employee Stock Purchase Plan (2)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to NuPathe Inc.’s Current Report on Form 8-K filed on August 12, 2010 and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to NuPathe Inc.’s Registration Statement on Form S-1, as amended (File No. 333-166825) and incorporated herein by reference.